LIMITED SIGNATORY POWER

By this Limited Signatory Power the undersigned authorizes and designates each of Suzanne A. Barr, Veronique K. Fine, Stephen H. McElhennon and Christine Reddy, each with full power of substitution, to execute and file on behalf of the undersigned all Forms 3, 4 and 5 (including any exhibits, attachments and amendments thereto) that the undersigned may be required to file with the Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Fannie Mae. The undersigned further authorizes and designates each of Suzanne A. Barr, Veronique K. Fine, Stephen H. McElhennon and Christine Reddy to execute and file on behalf of the undersigned a Form ID, and any amendments thereto, to facilitate the foregoing. The authority of Suzanne A. Barr, Veronique K. Fine, Stephen H. McElhennon and Christine Reddy under this Limited Signatory Power shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to his or her ownership of or transactions in securities of Fannie Mae, unless earlier revoked in writing. The undersigned acknowledges that Suzanne A. Barr, Veronique K. Fine, Stephen H. McElhennon and Christine Reddy are not assuming, nor is Fannie Mae assuming, any of the undersigned's responsibilities to file Forms 3, 4 and 5 or otherwise comply with any related laws or regulations.

This Limited Signatory Power revokes any Signatory Power or Power of Attorney the undersigned has previously signed with respect to Forms 3, 4 and 5, and Form IDs, that the undersigned may be required to file with the Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Fannie Mae.

Date: September 4, 2018	Signed: /s/ Manuel Sánchez Rodríguez
Manuel Sánchez Rodriguez